                                     Exhibit 5

                                    May 8, 1998



Board of Directors
Regency Bancorp
7060 N. Fresno, Street
Fresno, CA 93720

     RE:  FORM S-3 REGISTRATION STATEMENT

Lady and Gentlemen:

     We have acted as your counsel in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed by Regency Bancorp, a California corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). This Registration Statement relates to an offer by certain selling shareholders named therein of up to 926,211 shares of the Company's Common Stock, no par value (the "Shares").

     In acting as counsel to you, we have examined and relied upon such corporate records, documents, certificates and other instruments and examined such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Based upon and subject to the foregoing, we advise you that in our opinion the Shares are legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" contained therein and elsewhere in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                              Sincerely,

                                              COUDERT BROTHERS